Exhibit 99.1

1.	On May 28, 2026, College Top Holdings, Inc. (“College Holdings”) sold 12,000,000 non-voting ordinary shares of the Issuer in the open market at a price of $4.40 per share pursuant to Rule 144 of the Securities Act of 1933, as amended.

2.	College Holdings holds securities of the Issuer on behalf of Yahoo Inc., its indirect wholly owned subsidiary. College Parent, L.P. (“Parent”) is the sole shareholder of College Holdings. College Parent Holdings GP, LLC (“Parent GP”) serves as the general partner of Parent. AP IX College Holdings, L.P. (“AP IX College”) is the sole member of College GP. AP IX College Holdings GP, LLC (“AP IX College GP”) is the general partner of AP IX College. Apollo Management IX, L.P. (“Management IX”) is the non-member manager of AP IX College GP. The general partner of Management IX is AIF IX Management, LLC (“AIF IX LLC”). Apollo Management, L.P. (“Apollo LP”) is the sole member and manager of AIF IX LLC. Apollo Management GP, LLC (“Management GP”) is the general partner of Apollo LP. Apollo Management Holdings, L.P. (“Management Holdings”) is the sole member of Management GP. Apollo Management Holdings GP, LLC (“Management Holdings GP”) is the general partner of Management Holdings. Scott Kleinman, Marc Rowan and James Zelter are the managers, as well as executive officers, of Management Holdings GP.

Each of the entities listed above, other than College Holdings, and each of Messrs. Kleinman, Rowan and Zelter, disclaims beneficial ownership of any of the Issuer’s ordinary shares owned of record by College Holdings, except to the extent of any pecuniary interest therein, and the filing of this Form 4 shall not be construed as an admission that any such person or entity is the beneficial owner of any such securities for purposes of Section 16 of the Exchange Act, or for any other purpose.